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                                                                   Exhibit 23(i)
                        CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 16, 1995 in Amendment No. 2 to the Registration Statement (Form S-3, No. 33-61651) and related Prospectus of American Standard Companies Inc. for the registration of shares of its common stock.

        We also consent to the incorporation by reference therein of our report with respect to the financial statement schedules of American Standard Companies Inc. for the years ended December 31, 1994, 1993 and 1992 included in the Annual Report on Form 10-K for 1994 filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

New York, New York
September 19, 1995